Exhibit 99.1

Saga Communications, Inc. Enters into an Agreement to Acquire WLVQ-FM Serving the Columbus, OH Radio Market

GROSSE POINTE FARMS, Mich., Nov. 4, 2015 /PRNewswire/ -- Saga Communications, Inc. (NYSE MKT - SGA) announced today that it has entered into an agreement to purchase the assets of WLVQ-FM from Wilks Broadcast – Columbus LLC. The station serves the Columbus, OH radio market where Saga already owns and operates Sunny95, Mix 107.9 and Rewind 103.5/104.3. Saga expects to close the transaction, subject to the approval of the Federal Communications Commission, during the first quarter of 2016.

Edward K. Christian, President and Chief Executive Officer of Saga Communications, said, "This station will add another heritage radio station to our already strong station group in Columbus, OH. We look forward to working with the existing staff to continue the great rock heritage that this station has established. Saga intends to continue building its business in both the radio and television markets by identifying and acquiring middle market stations."

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 26 markets, including 66 FM and 32 AM radio stations, 1 state radio network, 4 television stations and 5 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

CONTACT: Samuel D. Bush, 313/886-7070